UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2008 (June 26, 2008)

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-15339	52-2183153
(State or other jurisdiction	(Commission file number)	(IRS employer identification
of incorporation)		number)

199 Benson Road, Middlebury, Connecticut		06749
(Address of principal executive offices)		(Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Chemtura Corporation announced on December 18, 2007, that a special committee of its board of directors and the company’s financial advisor, Merrill Lynch & Co., would explore a variety of strategic alternatives. Chemtura’s board of directors announced on June 26, 2008, that, after thoroughly exploring a potential sale, merger or other business combination involving the entire company, it has concluded that shareholders’ interests will be best served by continuing to operate as a stand-alone company and focusing on its own growth and efficiency initiatives. The board has terminated discussions on a potential sale, merger or other business combination after determining that such discussions are unlikely at this time to result in an offer at a sufficiently attractive price.

The board of directors has instructed management, the special committee, and Merrill Lynch to continue active consideration of the company’s other strategic options, including (among other options) select business divestitures, value-creating acquisitions, joint ventures and changes in the company’s capital structure, which could include a stock repurchase program.

While the company’s evaluation of strategic alternatives continues, there can be no assurance that this process will result in any specific transaction. The company does not expect to disclose any further developments regarding the exploration of strategic alternatives unless and until its board of directors has approved a transaction or a strategic alternative.

Item 9.01 Financial Statements and Exhibits

*     *     *

(d)	Exhibits

	Exhibit Number	Exhibit Description

	99.1	Chemtura Updates Strategic Alternatives Review

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation
(Registrant)

	By:	/s/ Lynn A. Schefsky
	Name:	Lynn A. Schefsky
	Title:	Senior Vice President, General Counsel and Secretary

Date: June 26, 2008

(d)	Exhibits

	Exhibit Number	Exhibit Description

	99.1	Chemtura Updates Strategic Alternatives Review